EXHIBIT NO. 99.1(g)

MFS/SUN LIFE SERIES TRUST

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

ESTABLISHMENT AND DESIGNATION

OF SERIES

Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated August 12, 2003, as amended (the “Declaration”), of MFS/Sun Life Series Trust, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby establish and designate two new series of Shares (as defined in the Declaration), such series to have the following special and relative rights:

1.	The new series shall be designated:

•	Blended Research Growth Series; and

•	Blended Research Value Series.

2.	The series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of such series. Each Share of the series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which Shares of the series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the series, and shall be entitled to receive its pro rata share of the net assets of the series upon liquidation of the series, all as provided in Section 6.9 of the Declaration.

3.	Shareholders of each series shall vote separately as a class from shareholders of each other series on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the series as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration.

4.	The assets and liabilities of the Trust shall be allocated among the previously established and existing series of the Trust and such new series as set forth in Section 6.9 of the Declaration.

5.	Subject to the provisions of Section 6.9 and Article IX of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such establishment and designation of series of Shares.

Pursuant to Section 6.9 of the Declaration, this establishment and designation of series of Shares shall be effective upon the execution by a majority of the Trustees of the Trust.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 3rd day of October, 2007.

J. KERMIT BIRCHFIELD J. Kermit Birchfield 33 Way Road Gloucester, MA 01930	MARCIA A. KEAN Marcia A. Kean 103 Waban Avenue Newton MA 02468

ROBERT C. BISHOP Robert C. Bishop 1199 Madia Street Pasadena, CA 91103	RONALD G. STEINHART Ronald G. Steinhart 25 Robledo Drive Dallas, TX 75230

FREDERICK H. DULLES Frederick H. Dulles 180 East Bay Street Charleston, SC 29401	HAVILAND WRIGHT Haviland Wright 4610 Kapuna Road Kilauea HI 96754

DAVID D. HORN David D. Horn 257 Lake Street New Vineyard, ME 04956